CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated September 10, 1999, relating to the financial statements of Third Avenue Variable Series Trust - Third Avenue Value Portfolio, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information.




PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York 10036
September 10, 1999